Exhibit 99

CONTACTS: Media Inquiries
Krista McClure
(248) 435-7115
krista.mcclure@arvinmeritor.com

Investor Inquiries
Ken Andrysiak
(248) 435-1923
kenneth.andrysiak@arvinmeritor.com

ArvinMeritor Announces Exercise by Initial Purchasers of Option to Purchase Additional $40 Million Convertible Senior Unsecured Notes Due 2026

TROY, Mich. (March 13, 2006) — ArvinMeritor, Inc. (NYSE:ARM) announced today that the initial purchasers in the company’s previously announced private offering of $260 million aggregate principal amount of 4.625 percent convertible senior unsecured notes due 2026 have exercised in full their option to acquire up to $40 million additional principal amount of the notes solely to cover over-allotments, bringing to $300 million the aggregate principal amount of 4.625 percent convertible senior unsecured notes due 2026 sold by the company in the private offering to qualified institutional buyers. The additional purchase and sale is scheduled to close on March 16, 2006, subject to customary closing conditions.

          The securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

          This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

          This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, global economic and market conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and cost of raw materials, including steel; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its customers and suppliers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations; success and timing of potential divestitures; potential impairment of long-lived assets, including goodwill; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; as well as other risks and uncertainties, including, but not limited to, those detailed from time to time in the filings of the company with the Securities and Exchange Commission.

#  #  #